Exhibit 99.1

Pioneer Financial Services 4700 Belleview Avenue, Suite 300 Kansas City, Mo. 64112 Ph: 816-448-2300/FAX: 816-561-9333

No. 049-07

FOR IMMEDIATE RELEASE

Pioneer Services becomes Military Division of MidCountry Bank

KANSAS CITY, Mo. (June 1, 2007) Pioneer Financial Services (PFS) announced today that it has been acquired by MidCountry Financial Corp. Pioneer’s 19 retail offices, consumer lending facilities and online lending site will become the military division of MidCountry Bank. Terms were not disclosed.

Pioneer Financial Services, entering its 75 year in the financial services industry, has provided responsible financial services and education to the men and women of the armed forces exclusively for the past 20 years, becoming a recognized leader in the military lending market.

MidCountry Financial Corp., is a diversified financial services holding company located in Macon, Georgia. Its subsidiaries have a national customer base and include a consumer finance company, a mortgage division, an equipment leasing company, an insurance agency and MidCountry Bank. MidCountry Bank, a federal savings bank, has more than one billion dollars in assets, and offers a variety of banking services, including checking, savings, mortgages, investments, and online banking.

“Our PFS team will continue offering personal loans to military families previously excluded from more traditional lending opportunities,” said President and CEO of Pioneer Financial Services, Tom Holcom. “Moreover, Borrowers will be able to provide military customers access to a broader range of traditional bank services in the future – something previously unavailable to many ‘un-bankable’ military families.”

All loans will continue to be underwritten using the PFS proprietary Military Scoring Model, which takes into account the unique military lifestyle. All bank products offered to military families will be subject to federal banking regulations and oversight. “This acquisition will benefit military families by now offering them the protection and security of a federally regulated financial institution with the speed and flexibility service members need,” said Holcom.

Robert F. Hatcher, President and CEO of MidCountry Financial Corp. said, “Borrowers are very enthusiastic about acquiring a leader in financial services for the military market. This initiative with Pioneer Financial Services will enhance our ability to pursue long-term growth opportunities that benefit our customers and both companies.”

For more information visit pioneerservices.com. and midcountryfinancial.com.

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Contact:

Amy Rosendahl

Public Relations, Pioneer Services

arosendahl@pioneerservices.com

ph: 816-448-2260, fax: 816-561-9333